Exhibit 99.B(j)(2)

Consent of Independent Registered Public Accounting Firm

The Board of Trustees

ING Variable Insurance Trust

We consent to the use of our report dated February 19, 2010, with respect to the financial statements of ING GET U.S. Core Portfolio - Series 5, 6, 7, 8, 9, 10, 11, 12, 13, and 14, each a series of ING Variable Insurance Trust, as of December 31, 2009, incorporated herein by reference and to the references to our firm under the heading “Independent Registered Public Accounting Firm” in the Statement of Additional Information.

/s/ KPMG LLP

Boston, Massachusetts

April 28, 2010